Exhibit 23.7

[YORKTON LOGO]	Yorkton Securities, Inc. BCE Place 181 Bay Street Suite 3100 P.O. Box 830 Toronto, Ontario M5J 2T3

Telephone 416 864-3500 www.yorkton.com

May 6, 2002

Helix Hearing Care of America Corp.
7100 Jean-Talon East, Suite 610
Montreal, QC
H1M 3S3

To: Directors of Helix Hearing Care of America Corp.

     We hereby consent to the inclusion of a summary of our fairness opinion in the section titled “Opinion of Yorkton Securities Inc.” and the inclusion of our fairness opinion dated February 1, 2002, as an annex to the Joint Proxy Statement/Prospectus dated May 6, 2002 of HEARx Ltd. and Helix Hearing Care of America Corp.

/s/ YORKTON SECURITIES INC.
TORONTO, ONTARIO